Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 28, 2014, relating to the consolidated financial statements and financial statement schedule of Best Buy Co., Inc. and subsidiaries (which report expresses an unqualified opinion and includes explanatory paragraphs concerning the sale of Best Buy Europe and mindSHIFT Technologies, Inc. and the change in fiscal year end from the Saturday nearest the end of February to the Saturday nearest the end of January, effective for fiscal year 2013), and the effectiveness of Best Buy Co., Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Best Buy Co., Inc. for the year ended February 1, 2014.

Minneapolis, Minnesota
June 17, 2014